Exhibit 99.1

Tuesday 14 October 2008

For immediate release

The Carphone Warehouse Group PLC

Trading update and strategic update on Best Buy Europe

Good performance in Q2; longer term prospects attractive

Carphone Warehouse today announces its second quarter trading update for the 13 weeks to 27 September 2008.

Second quarter highlights

•                  Total connections up 9% to 3.1m

•                  Subscription connections up 21% to 1.3m, with significant market share gains

•                  Best Buy Mobile continues to perform very strongly

•                  41,000 broadband net adds before the sale of 6,000 AOL cable customers; base now 2.8m

•                  106,000 broadband customers unbundled, taking the on-net base to 2.0m

•                  Strong financial position; remaining cautious on immediate economic outlook

Best Buy Europe strategic and financial goals

•                  Best Buy Europe is the new name for the venture that incorporates all of Carphone Warehouse’s existing retail operations, its profit share from Best Buy Mobile and its consumer electronics operations in Europe due to launch in 2009

•                  Best Buy Europe to double revenues and EBIT* by March 2013

•                  Introduction of large format Best Buy stores in the UK in 2009

•                  Continued evolution of Carphone Warehouse format

•                  Current year start-up costs of up to £20m

•                  Next financial year start-up costs of up to £30m and capex of £40m

•                  Mid-teens % post-tax ROIC on big box roll-out

* Based on Carphone Warehouse’s Distribution division financial performance in the year to March 2008, under IFRS, before any purchase accounting applied by Best Buy

Charles Dunstone, Chief Executive Officer, said:

“Trading in the second quarter was good, as we continued to invest in margin to drive strong volume growth, and we made significant market share gains as a result.  Subscription growth has been excellent, and the decline in the rate of pre-pay growth is to be expected given the wider consumer environment.  The telecoms business continues to perform well, with a strong focus on operational improvements and customer service enhancements.  We expect headline EPS for the first half to be 4.0p-4.2p, reflecting a weighting of Distribution profits towards the second quarter and the phasing of telecoms marketing costs.

“Our plans for the Distribution venture, now named Best Buy Europe, are making very good progress, and we are confident of building a significant and profitable big box consumer electronics business in Europe over the coming years.  We believe that investing in our business, people and proposition now is money well spent: consumer electronics retailing should be a vibrant, interactive and service-led experience for customers and our goal is to deliver exactly this.

“The immediate consumer outlook remains very uncertain.  However, in the retail business, we have secured our best ever Christmas line-up and will work hard to increase our share of customer spending.  In telecoms, we are well positioned as a value player with a highly efficient network, providing good visibility of cash flows in the coming years.  Our robust balance sheet and the quality of our assets leave us well placed to ride out the downturn and emerge in an even stronger position on the other side.”

Distribution (Best Buy Europe)

Total connections were up 9% to 3.1m year-on-year.  Growth was driven by subscription connections, which were up 21% to 1.3m.  In particular, we continued to see strong year-on-year growth in mobile broadband sales, supported by the roll-out of our laptop proposition into most of our stores across Europe.  In the UK, the iPhone 3G also boosted sales and appeared to be predominantly incremental business, delivering us material market share gains.  Subscription margins were lower, as in the first quarter, as a result of the increase in mobile broadband connections within the mix, and our own trading strategy that has been focused on delivering volume and growing our market share.

Pre-pay connections were up 2% to 1.7m.  After a prolonged period of strong growth, the pre-pay market now appears to be coming under pressure from a weaker consumer backdrop.  However, we have a very strong Christmas offering and we believe that growing interest in music and other applications can provide support to this part of the market.

We opened 16 net new stores in the period, taking the total portfolio to 2,430.  With our plans for Best Buy Europe announced today, we are pursuing a more measured approach to opening small stores in the existing format, and will concentrate our resources on trialling a new format offering a wider array of connectivity services, as well as launching big box consumer electronics stores.

Best Buy Mobile in the US has continued to trade very strongly.  We are now present in all of Best Buy’s stores, and our new format standalone stores are also delivering promising results.  We have recently extended the model into Canada with both standalone store and store-within-a-store formats.  During the quarter, Best Buy Mobile became the only independent channel in the US to sell the iPhone.

UK Fixed Line

Broadband net adds during the quarter were 41,000, with the overall base increasing by 35,000 as we sold a base of 6,000 AOL-branded cable customers to Virgin Media. Market growth has continued its slowing trend and we have been focusing on retention and improving our proposition rather than aggressive customer recruitment.  The TalkTalk base grew by 82,000, continuing its good momentum and reflecting its position at the value end of the market.  Churn at TalkTalk continues to fall, enhancing the overall value of our customer base.  The AOL base fell by 47,000 as we reined in marketing under the AOL brand and lost some customers in the network migration process.

We unbundled a net 106,000 customers, taking our total unbundled base to over 2 million.  73% of our broadband customers are now on our own network.  We continue to make good progress with our network unification project, connecting gigabit fibreoptic cable backhaul to our busier exchanges to cap our usage-related costs.

Our base of non-broadband customers fell by 137,000 to 1.3m, with the rate of decline slowing compared to the previous few quarters.

Best Buy Europe growth strategy

Today we are announcing our initial plans for the launch of big box consumer electronics stores, branded Best Buy, in Europe.  In addition, we are sharing our long term financial goals for the entire Best Buy Europe venture (incorporating the existing Carphone Warehouse and Phone House chains, the new Best Buy stores, alternative channels and the profit share from Best Buy Mobile) and giving short term guidance on start-up costs and capex for the new format.

We believe that Europe is a highly attractive market for consumer electronics retailing.  Market growth is forecast to be strong, but the customer experience is often poor and we intend to introduce a differentiated proposition with a strong emphasis on service.  In addition, we will focus primarily on larger stores of 30,000 square feet or more, where the overall economics are typically more attractive than for smaller stores.  Our first stores will open in the UK next year, supported by an integrated multi-channel offering allowing customers to interact with us however they choose.

Our goal is to double revenues and operating profit for Best Buy Europe between the March 2008 year and the March 2013 year, assuming reasonable economic conditions.  We expect the roll-out of the Best Buy-branded stores and alternate channels to generate a post-tax ROIC % in the mid-teens.  In the short term, we expect start-up costs of up to £20m in the current financial year and up to £30m in the year to March 2010, with capex in that year of up to £40m, incorporating new stores, IT and supply chain costs, and our multi-channel strategy.  The exact costs and capex will depend to a significant extent on the timing and rate of new store openings.  The costs and capex will be funded out of the venture’s existing facilities.

Conference call and presentation

There will be a conference call to discuss the trading update at 2pm UK time (8am Chicago time).  The dial-in number is +44 203 037 9107 for UK and international callers, or 1 866 966 5335 for US callers.  The call will also be webcast at www.cpwplc.com.

The presentation to investors and analysts on our European strategy will be audio webcast from 3.30pm UK time (9.30 am Chicago time) at www.cpwplc.com.  For the Q&A segment at approximately 5.45pm UK time (11.45am Chicago time) there will be a conference call, with the same numbers as above.

Next trading update

The group will publish its interim results on 18 November 2008.  Slides will be available on the website, cpwplc.com, and there will be a conference call but no meeting.

For Further Information

For analyst and institutional enquiries

Roger Taylor	07715 170 090
Peregrine Riviere	07909 907 193

For media enquiries

Shane Conway

07932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)

07973 611 888

020 7638 9571

Operating Statistics

•                 Connections and store numbers

	13 weeks to 27 September 2008
Connections (000s)	2008	2007	% change

Subscription	1,275	1,054	21%
Pre-pay	1,664	1,630	2%
SIM-free	166	154	8%
Group	3,105	2,839	9%

	26 weeks to 27 September 2008
Connections (000s)	2008	2007	% change

Subscription	2,347	2,038	15%
Pre-pay	3,092	2,861	8%
SIM-free	305	288	6%
Group	5,744	5,187	11%

Own stores	2,209	2,141	3%
Franchises	221	196	13%
Total stores	2,430	2,337	4%

•                  Customer bases

	As at 27 September 2008
(000s)	2008	2007

Insurance	2,353	2,352

TPHT base	1,869	1,632
UK MVNO base	511	519

Broadband base	2,788	2,486
Of which unbundled	2,027	1,377

Other billed customer base	1,325	2,051